We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (SEC File No. 333-45487) of Dispatch Management Services Corp. of our report dated March 31, 1999, except as to Note 8 which is as of April 9, 1999, appearing in this Annual Report on Form 10-K of Dispatch Management Services Corp.



/s/ PricewaterhouseCoopers LLP


New York, New York
April 13, 1999